Exhibit 15.1

July 21, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Ryanair Holdings plc and, under the date of July 21, 2022, we reported on the consolidated financial statements of Ryanair Holdings plc as of and for the years ended March 31, 2022, 2021 and 2020, and the effectiveness of internal control over financial reporting as of March 31, 2022. On November 15, 2021, we were notified that, subject to shareholder approval in September 2022, Ryanair Holdings plc appointed PricewaterhouseCoopers as its principal accountant for the year ending March 31, 2023 and that the auditor-client relationship with KPMG will cease upon completion of the audit of Ryanair Holdings plc consolidated financial statements as of and for the year ended March 31, 2022, and the effectiveness of internal control over financial reporting as of March 31, 2022, and the issuance of our report(s) thereon. We have read Ryanair Holdings plc’s statements included under Item 16F of its Form 20-F dated July 21, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Ryanair Holdings plc’s statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with Ryanair Holdings plc’s statement that PricewaterhouseCoopers were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ryanair Holdings plc’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG